Exhibit 99.1

Newark, NY – February 8, 2012 – IEC Electronics Corp. (NYSE Amex: IEC) announced its unaudited results for the first quarter of fiscal 2012 ending December 30, 2011.

The Company reported revenue of $33.8 million for the quarter, operating income of $954 thousand and net income of $948 thousand or $0.09 per diluted share. This compares to revenue in the prior year first quarter of $28.6 million, operating income of $1.96 million and net income of $1.05 million or $0.11 per diluted share.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “While revenues were up for the entire company, earnings were down significantly from the prior quarter. Key sections of the company continue to perform quite well. We continue to increase our revenue and our organic growth was in line with our estimates at just over 12%. Our cash flow remains solid and we continue to reduce our debt. In that regard, since the acquisition of Southern California Braiding, Inc. (“SCB”) a year ago we have reduced our debt by $14 million.”

“This was a difficult quarter for SCB. As previously discussed, funding associated with approved defense programs was delayed. That said, they are on important platforms including B1, F16, Apache, Predator, and Hunter. SCB is a great strategic addition, and we are confident that their near term performance will be rectified and margins and earnings growth are expected to be back on track in the second half of the year.

“SCB purchase documents contained a contingent consideration clause or clawback, for sales shortfall. In this quarter IEC is making a final adjustment to the purchase price of approximately $900 thousand, which is included in other income, for sales goals which were not met. Between last quarter and this quarter there was a total of approximately $2 million recognized in conjunction with the clawback.

IEC continues to view EBITDA (earnings before interest, taxes, depreciation and amortization) as a useful measure of its operating performance because EBITDA eliminates the aberrations produced by, among other non-cash items, our net operating loss carryforward (NOL). It is our view this measure enables the investment community to better evaluate long-term profitability and cash flow being generated by the Company. Q1 fiscal 2012 EBITDA was $2.8 million or $0.28 per share, which compares to $2.4 million or $0.25 per share for the first quarter fiscal 2011.

Mr. Gilbert concluded, “We are moving forward to build shareholder value via stronger customer relations across all of our markets. We thank you for your continued support.”

Conference Call

IEC will host a conference call with investors at 10:00 a.m. Eastern time today, February 8, 2012 to discuss its financial results for the quarter ended December 31, 2011. The call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-9210. International callers may access the call by dialing 1-201-689-8049. To access a live webcast of the conference call, log onto the IEC website at http://www.iec-electronics.com or http://www.InvestorCalendar.com.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415. Callers must enter account number 286 and conference number 366229.

About IEC Electronics

 IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, and precision sheet metal products. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also ITAR registered and NSA approved under the COMSEC standard. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2011 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Vincent Leo	John Nesbett or Jennifer Belodeau
	Acting Vice President & CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	VLeo@iec-electronics.com	jbelodeau@institutionalms.com

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